Exhibit 3.1

MC-372714
Certificate Of Incorporation
I, MELANIE E. RIVERS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by
Blue Whale Acquisition Corp I
an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 10th day of March Two Thousand Twenty-One
Given under my hand and Seal at George Town in the Island of Grand Cayman this 10th day of March Two Thousand Twenty-One
Assistant Registrar of Companies, Cayman Islands.
Authorisation Code : 821869583251
www.verify.gov.ky
10 March 2021